Exhibit 99.1

February 5, 2015

Microchip Technology Incorporated Announces Pricing of $1.5 Billion Offering of 1.625% Convertible Senior Subordinated Notes Due 2025

Microchip Technology Incorporated (“Microchip”) (NASDAQ: MCHP) today announced the pricing of $1.5 billion aggregate principal amount of convertible senior subordinated notes due 2025 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The size of the offering was increased from the previously announced $1 billion in aggregate principal amount. Microchip also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $225 million aggregate principal amount of the notes to cover over-allotments, if any. The sale of the notes to the initial purchasers is expected to settle on February 11, 2015, subject to customary closing conditions, and is expected to result in $1.47 billion in net proceeds to Microchip after deducting fees and estimated offering expenses payable by Microchip (assuming no exercise of the initial purchasers’ over-allotment option).

The notes will be unsecured obligations of Microchip, and will be subordinated to Microchip’s senior debt, including amounts borrowed under its amended credit facility, but will be senior to Microchip’s outstanding 2.125% Junior Subordinated Convertible Debentures due 2037 (the “existing debentures”). The notes will bear interest at a rate of 1.625% per year. Interest will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2015. The notes will mature on February 15, 2025, unless earlier repurchased or converted.

Microchip has agreed, concurrently with this offering, with certain holders of its existing debentures to acquire approximately $575.0 million aggregate principal amount of existing debentures for an aggregate purchase price of approximately $1,136.5 million. The remaining net proceeds will be used to reduce borrowings under its amended credit facility.

At Microchip’s election, the notes are convertible into cash, shares of Microchip’s common stock, or a combination thereof, based on an initial base conversion rate of 14.5654 shares of common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This represents an initial base conversion price of approximately $68.66 per share, representing an approximate 40% conversion premium based on the closing price of $49.04 per share of Microchip’s common stock on February 5, 2015. In addition, if at the time of conversion the applicable stock price of Microchip’s common stock exceeds the base conversion price, the conversion rate will be increased by up to an additional 7.2827 shares of common stock per $1,000 principal amount of notes, as determined pursuant to a specified formula. However, in no event will the conversion rate exceed 20.3915 shares of common stock per $1,000 principal amount of notes.

Prior to the close of business on the business day immediately preceding November 15, 2024, the notes will be convertible at the option of the noteholders only upon the satisfaction of specified conditions and during certain periods. Thereafter until close of business on the second scheduled trading day immediately preceding February 15, 2025, the notes will be convertible at the option of the noteholders at any time regardless of these conditions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

Investor Relations Contact:

J. Eric Bjornholt

Chief Financial Officer

(480) 792-7804

Eric.bjornholt@microchip.com